Amendment
to
Investment Sub-Advisory Agreement
between
Curian Capital, LLC
and
Mellon Capital Management Corporation

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a “Fund” and collectively, the “Funds”).

Whereas, in order to clarify Adviser and Sub-Adviser proxy voting responsibilities, the parties have agreed to Amend Sub-Section j) under Section 3. “Management” of the Agreement

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Sub-Section j) under Section 3. “Management”, shall be replaced in its entirety as follows:

i)          will vote proxies received in connection with securities held by the Funds consistent with its fiduciary duties hereunder; provided, however, that, in the event that a security to be purchased for a Fund in accordance with the Investment Objectives, is on The Bank of New York Mellon Corporation Restricted Securities List or, as a result of such purchase, would be placed on The Bank of New York Mellon Corporation Restricted Securities List (each, a “Restricted Security”), the Sub-Adviser will have no authority or discretion whatsoever to vote the proxies relating to any Restricted Security and such authority will be reserved to the Adviser to vote the proxies relating to any Restricted Security upon prompt notice received by the Sub-Adviser.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of March 25, 2013, effective as of March 13, 2013.

Curian Capital, LLC		Mellon Capital Management Corporation

By:		By:

Name:	Michael A. Bell	Name:	Janet Lee

Title:	President and CEO	Title:	Director